EXHIBIT 3.1
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
TRANSTECHNOLOGY CORPORATION

Pursuant to Sections 222 and 242 of the
General Corporation Law of the State of Delaware

     TransTechnology Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:
     FIRST: Article FIRST of the Certificate of Incorporation of the Corporation is hereby deleted in its entirety and there is substituted therefor the following:
          “FIRST: The name of the corporation is Breeze-Eastern Corporation (the “Corporation”).”
     SECOND: The amendment to the Certificate of Incorporation of the Corporation effected hereby has been proposed and deemed advisable by each member of the Board of Directors of the Corporation and adopted by the stockholders of the Corporation in the manner and by the vote prescribed by Sections 222 and 242 of the General Corporation Law of the State of Delaware.
     THIRD: This Certificate of Amendment to the Certificate of Incorporation shall be effective on October 12, 2006.
     IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its duly authorized officer as of the fifth day of October, 2006.

/s/ Gerald C. Harvey

Gerald C. Harvey, Vice President, Secretary and
General Counsel